Filed pursuant to Rule 424(b)(5)

Registration No. 333-268935

Prospectus Supplement

(To prospectus dated January 4, 2023)

798,655 Shares of Common Stock

We are offering 798,655 shares of our common stock, $0.001 par value per share (“Common Stock”), pursuant to this prospectus supplement and the accompanying prospectus.

Certain investors have agreed to purchase pre-funded warrants to purchase 882,761 shares of our Common Stock at a price equal to the public offering price minus $0.001, the exercise price of each pre-funded warrant, in a private placement (the “Private Placement”). The Private Placement is expected to close concurrently with this offering and the closings are not contingent upon each other. The pre-funded warrants do not expire.

Our Common Stock is listed for trading on the Nasdaq Capital Market under the symbol “MNPR.” On December 19, 2024, the last reported sale price of our Common Stock was $23.79 per share.

All historical share and per share information in this prospectus supplement gives retroactive effect to a 1 for 5 reverse stock split that became effective on August 12, 2024, as described in the documents incorporated herein by reference.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and a “smaller reporting company” as defined under Rule 405 of the Securities Act, and as such, we have elected to comply with certain reduced public company reporting requirements. See ‘‘Summary— Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our Common Stock involves significant risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and in the documents incorporated by reference in prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to purchase our Common Stock.

	Per share	Total
Public offering price	$23.7900	$19,000,002.45
Underwriting discounts and commissions (1)	$1.4274	$1,140,000.15
Proceeds to Monopar, before expenses	$22.3626	$17,860,002.30

(1)	See “Underwriting” beginning on page S-15 of this prospectus supplement for additional disclosure regarding the underwriting discounts and commissions.

The underwriters expect to deliver the Common Stock to purchasers against payment therefor on or about December 23, 2024.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Piper Sandler & Co.

The date of this prospectus supplement is December 20, 2024

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement on Form S-3 (File No. 333-268935) that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this prospectus supplement and the accompanying prospectus, we may offer and sell our Common Stock from time to time as described herein.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our shares of Common Stock and also supplements information contained in the accompanying prospectus. The second part, the accompanying prospectus dated January 4, 2023, gives more general information, some of which may not apply to this offering.

This prospectus supplement may add, update or change information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the information contained in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

In addition, to the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in any earlier dated document incorporated by reference herein, on the other hand, you should rely on the information in this prospectus supplement. Additional prospectus supplements or free writing prospectuses or documents filed after the date hereof that are deemed incorporated by reference herein may modify and supersede the information in this prospectus supplement. We urge you to carefully read this prospectus supplement and the accompanying prospectus and any additional prospectus supplements or related free writing prospectuses, together with the information incorporated herein and therein by reference as described under the heading “Incorporation of Documents by Reference,” before buying any of our Common Stock being offered.

You should rely only on the information that we have provided or incorporated by reference in this prospectus supplement and the accompanying prospectus and any additional prospectus supplements or related free writing prospectuses that we may authorize to be provided to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. No other dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus or any additional prospectus supplements or related free writing prospectuses that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only our Common Stock offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement and the accompanying prospectus and any additional prospectus supplements or related free writing prospectuses is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any additional prospectus supplements or related free writing prospectuses, or any sale of our Common Stock.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

As used in this prospectus supplement and the accompanying prospectus, the terms “we”, “us”, “our”, “Company”, “Monopar Therapeutics” and “Monopar” refer to Monopar Therapeutics Inc., a Delaware corporation.

SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our Common Stock. For a more complete understanding of our Company and this offering, we encourage you to read and consider carefully the more detailed information incorporated by reference into this prospectus supplement, and the information referred to under the heading “Risk Factors” in this prospectus supplement beginning on page S-6.

Overview

Monopar Therapeutics is a clinical-stage biotechnology company with late-stage ALXN-1840 for Wilson disease, and radiopharma programs including Phase 1-stage MNPR-101-Zr for imaging advanced cancers, and Phase 1a-stage MNPR-101-Lu and late preclinical-stage MNPR-101-Ac225 for the treatment of advanced cancers.

Concurrent Private Placement

Certain investors have agreed to purchase pre-funded warrants to purchase 882,761 shares of our common stock at a price equal to the public offering price minus $0.001, the exercise price of each pre-funded warrant, in the Private Placement. The Private Placement is expected to close concurrently with this offering and the closings are not contingent upon each other. The pre-funded warrants do not expire.

Recent Developments

ALXN-1840 Program and Wilson Disease

On October 23, 2024, the Company executed a License Agreement effective October 23, 2024 (the “License Agreement”) with Alexion Pharmaceuticals, Inc. (“Alexion, AstraZeneca Rare Disease” or “Alexion”), pursuant to which Alexion, AstraZeneca Rare Disease granted the Company an exclusive worldwide license for the development and commercialization of ALXN-1840, a drug candidate for Wilson disease that has progressed through a Phase 3 clinical trial that met its primary endpoint.

As part of the initial upfront consideration for the License Agreement, we issued Alexion 387,329 shares (representing 9.9% of our outstanding shares at the time) of our Common Stock. The issuance of shares of our Common Stock was made pursuant to a separate Common Stock Investment Agreement with Alexion (the “Equity Agreement”), pursuant to which we also agreed to an anti-dilution provision that entitles Alexion to receive additional shares at no cost to maintain their 9.9% ownership until we raise a cumulative total of $25.0 million of common equity capital, subject to a maximum of 705,015 shares, unless we obtain stockholder approval.

As of the date of this prospectus supplement, we have raised $20.2 million of the cumulative $25.0 million limit to Alexion’s anti-dilution right and we have issued an aggregate of 522,501 shares of Common Stock to Alexion (the 387,329 initial shares plus 135,172 pursuant to the anti-dilution provision). Until we reach the cumulative $25.0 million limit or the maximum share number (unless we obtain stockholder approval to exceed that number), any shares of Common Stock that we sell, including pursuant to this prospectus supplement, will result in the issuance of additional shares of Common Stock to Alexion.

Pursuant to the Equity Agreement, we filed a registration statement on Form S-3 (File No. 333-283537) on November 29, 2024, relating to the resale from time to time of up to 705,015 shares of Common Stock by Alexion.

In addition to the consideration payable in shares of Common Stock, a cash payment of $1.0 million was paid at the time of signing of the License Agreement and the remaining $3.0 million is due within ninety (90) days. Alexion is also entitled to receive milestone and royalty payments as described in the documents incorporated by reference herein.

The above summary of the License Agreement and Equity Agreement is not complete and is subject to the full terms and conditions of such agreements, which are attached as Exhibits 10.1 and 10.2 to the Form 8-K filed by the Company on October 24, 2024, which is incorporated herein by reference.

Wilson disease is a rare and progressive genetic condition in which the body’s pathway for removing excess copper is compromised. It affects one in 30,000 live births in the US. Over time this results in the build-up of toxic copper levels in the liver, brain, and other organs, leading to damage that greatly impacts a patient’s life. Patients can develop a wide range of symptoms, including liver disease and/or psychiatric or neurological symptoms, such as personality changes, tremors and difficulty walking, swallowing or talking. In some cases, the damage and loss of function may be irreversible.

ALXN-1840 (bis-choline tetrathiomolybdate) is an investigational once-daily, oral medicine in development for the treatment of Wilson disease. This novel molecule is designed to selectively and tightly bind and remove copper from the body’s tissues and blood. ALXN-1840 has been granted Orphan Drug Designation and Fast Track Designation in the United States and orphan designation in the European Union for Wilson disease.

A pivotal Phase 3 trial with ALXN-1840 has been completed, which met its primary endpoint. The primary endpoint assessed copper mobilization over 48 weeks, defined as daily mean AUEC (Area Under the Effect Curve) for dNCC (directly measured non-ceruloplasmin-bound copper). In the trial, 214 patients were enrolled, and the trial was randomized, rater-blinded, and multi-centered, designed to evaluate the efficacy and safety of ALXN-1840 versus standard-of-care (SoC) in patients with Wilson disease aged 12 years and older. In the trial, people taking ALXN-1840 experienced rapid copper mobilization, with a response at four weeks and sustained through the 48 weeks. The primary endpoint demonstrated three-times greater copper mobilization from tissues compared to the SoC arm (Least Square Mean Difference [LSM Diff] 2.18 µmol/L; p< 0.0001), including in patients who had been treated previously for an average of 10 years.

Alexion ended up terminating the ALXN-1840 program in Wilson disease based on review of results from Phase 2 mechanistic trials and discussions with regulatory authorities. Alexion stated the Phase 2 mechanism of action studies failed to meet their primary objectives of demonstrating net-negative copper balance in Wilson disease patients during short-term treatment with ALXN-1840 and reducing hepatic copper concentration after treatment with ALXN-1840. The decision not to progress the ALXN-1840 program in Wilson disease was not related to any safety signals.

In the near term, Monopar will focus on assembling a regulatory package with the target of submitting a New Drug Application (NDA) by the end of 2025 or early 2026. These activities will provide clarity on the additional capital needed for the program. As a result, the costs in the near term beyond the initial $4.0 million ($1.0 million paid upon signing and $3.0 million payable within ninety (90) days) will largely be consultant’s time along with patent maintenance.

Radiopharmaceutical Program Update

In October 2024, we announced that Monopar’s Phase 1a clinical trial for its novel therapeutic radiopharmaceutical MNPR-101-Lu (MNPR-101 conjugated to lutetium-177) is now active and recruiting patients with advanced cancers. The Phase 1a trial is an open-label dose-escalation study of MNPR-101-Lu in patients with solid tumors. The first clinical trial site activated for the study is the Melbourne Theranostic Innovation Centre (MTIC) in Australia. To help identify those patients most likely to benefit from MNPR-101-Lu, the trial will only be open to those participating in the ongoing MNPR-101-Zr Phase 1 imaging and dosimetry clinical trial.

On December 5, 2024, we announced the first patient ever dosed with MNPR-101-Lu, with the dose administered in the United States under an FDA-approved single-patient expanded access (compassionate use) Investigational New Drug application (IND).

Financing

On October 28, 2024, we priced a registered public offering of 1,181,540 shares of our Common Stock, par value $0.001 per share, at an offering price of $16.25 per Share. The offering closed on October 30, 2024, and yielded net proceeds of approximately $17.7 million, after deducting placement agent fees and other estimated offering expenses.

Reverse Stock Split

Effective August 12, 2024, the Company implemented a 1 for 5 reverse stock split. All share and per share information in the prospectus supplement gives retroactive effect to the reverse stock split. The reverse stock split was implemented to regain compliance with the minimum bid price requirements under Nasdaq’s listing rules, which we did as of August 26, 2024. Additional information can be found in the documents incorporated herein by reference.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

As a company with less than $1.235 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of relief from certain reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include:

●

reduced obligations with respect to financial data, including presenting only two years of audited financial statements and only two years of selected financial data in this prospectus supplement and in the documents incorporated by reference herein and in the accompanying prospectus;

●	an exception from compliance with the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

●	reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements.

We will remain an emerging growth company until December 31, 2024, the fifth anniversary of our first sale of common equity securities pursuant to a U.S. registration.

The JOBS Act also permits us, as an emerging growth company, to take advantage of an extended transition period to comply with the new or revised accounting standards applicable to public companies and thereby allow us to delay the adoption of those standards until those standards would apply to private companies. We have irrevocably elected to waive this exemption and therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates was less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure.

Corporate Information

We were formed as a Delaware limited liability company in December 2014, with the name Monopar Therapeutics, LLC. In December 2015, we converted to a Delaware C corporation. Our principal executive offices are located at 1000 Skokie Blvd, Suite 350, Wilmette, IL 60091. Our telephone number is (847) 388-0349. Our corporate website is located at www.monopartx.com. Any information contained in, or that can be accessed through our website, is not incorporated by reference in this prospectus supplement.

Trademark Notice

All trademarks, service marks and trade names in this prospectus supplement or the documents incorporated reference herein are the property of their respective owners. We have omitted the ® and ™ designations, as applicable, for the trademarks used herein.

THE OFFERING

Common Stock Offered by Us	798,655 shares.

Public Offering Price	$23.79 per share of Common Stock

Common Stock to be Outstanding After This Offering(1)	6,098,467 shares

Private Placement

Certain investors have agreed to purchase pre-funded warrants to purchase 882,761 shares of our common stock at a price equal to the public offering price minus $0.001, the exercise price of each pre-funded warrant, in the Private Placement. The Private Placement is expected to close concurrently with this offering and the closings are not contingent upon each other. The pre-funded warrants do not expire.

Use of Proceeds

We intend to use the net proceeds of this offering for our operations, including, but not limited to, general corporate purposes, which may include research and development expenditures, clinical trial expenditures, manufacture and supply of product and working capital. See the section entitled “Use of Proceeds” below.

Nasdaq Capital Market Symbol	MNPR

Risk Factors

See “Risk Factors” beginning on page S-6 and the other information included in, or incorporated by reference into, this prospectus for a discussion of certain factors you should carefully consider before deciding to invest in our Common Stock.

(1)

The Common Stock outstanding after the offering is based on 5,277,796 shares of our Common Stock outstanding as of December 17, 2024, and includes shares of Common Stock issued in this offering plus additional shares of Common Stock issuable to Alexion pursuant to the Equity Agreement as described above. Such amount excludes, as of such date:

●	47,843 shares of Common Stock issuable upon the vesting of restricted stock units;
●	428,915 shares of Common Stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $19.35 per share;
●	776,167 shares of Common Stock reserved for future issuance under our 2016 Stock Incentive Plan; and
●	882,761 shares of Common Stock issuable pursuant to the pre-funded warrants to be sold in the Private Placement.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Before deciding to invest in our Common Stock, you should consider carefully the risk factors described below, together with the risk factors, and all of the other information, in our Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent Quarterly Reports on Form 10-Q, as well as the risks, uncertainties and other information in subsequent filings with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement, all of which are incorporated by reference herein. This risk factor disclosure should be viewed together with all other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any additional prospectus supplements or free writing prospectuses that we have authorized for use in connection with this offering before you make a decision to invest in our Common Stock. If any of the following risks, or the risk factors incorporated by reference herein, were to materialize, our business, financial condition, results of operations, and future growth prospects could be materially and adversely affected. In that event, the market price of our Common Stock could decline, and you could lose part of or all of your investment in our Common Stock.

Risks Related to this Offering

The price of our Common Stock may decline and/or remain volatile.

The market prices for securities of biotechnology and pharmaceutical companies have historically been highly volatile, and the market has from time-to-time experienced significant price and volume fluctuations that appear to be unrelated to the operating performance of particular companies.

Our Common Stock has experienced a significant price increase and volatility recently. The price per share of our Common Stock could significantly decrease and return to prior levels, and we may experience continued volatility and volume fluctuations. Our small public float and relatively low and inconsistent trading volumes exacerbate volatility.

We have broad discretion in the use of the net proceeds from this offering, and our use of those proceeds may not yield a favorable return on your investment.

We intend to use the net proceeds of this offering for our operations, including, but not limited to, general corporate purposes, which may include research and development expenditures, clinical trial expenditures, manufacture and supply of product and working capital. We have not specifically allocated the amount of net proceeds that will be used for these purposes, and our management will have broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. In addition, we may not use the proceeds of this offering effectively or in a manner that increases our market value or enhances our profitability. We have not established a timetable for the effective deployment of the proceeds, and we cannot predict how long it will take to deploy the proceeds.

Future sales of substantial amounts of shares of our Common Stock, or the possibility that such sales could occur, could adversely affect the market price of our Common Stock.

We cannot predict the effect, if any, that market sales of shares of our Common Stock or the availability of shares of our Common Stock for sale will have on the market price of our Common Stock prevailing from time to time. Sales of substantial amounts of shares of our Common Stock in the public market, or the perception that those sales will occur, could cause the market price of our Common Stock to decline or be depressed. The shares of Common Stock issued in connection with this offering will be freely tradable without restriction or further registration under the Securities Act. In connection with this offering, we and our directors and executive officers have agreed with the underwriters to a “lock-up,” pursuant to which neither we nor they will sell, hedge or otherwise dispose of any shares, for 60 days after the closing of this offering pursuant to this prospectus supplement, subject to certain exceptions. See “Underwriting.” Following the expiration of the applicable lock-up period, all these shares of our Common Stock will also be eligible for future sale. In the future, we may also issue our securities if we need to raise capital. As a clinical and preclinical stage biotechnology company, we require substantial capital to further the development of our programs through potential approval and commercialization. We could also issue shares for acquisitions or strategic partnerships. The amount of shares of our Common Stock issued in in the future could constitute a material portion of our then-outstanding shares of Common Stock. Any perceived excess in the supply of our shares in the market could negatively impact our share price and any issuance of additional securities may result in additional dilution to you.

In addition, we have agreed to file a resale registration statement to register the resale of 882,761 shares of Common Stock that are issuable upon the exercise of pre-funded warrants that we have agreed to sell in the Private Placement pursuant to a securities purchase agreement dated December 20, 2024. Once the registration statement is effective, these shares may be resold into the public market upon exercise of the pre-funded warrants.

You may experience immediate and substantial dilution.

Because the price per share of our Common Stock being offered may be higher than the book value per share of our Common Stock, you may suffer immediate substantial dilution in the net tangible book value of the Common Stock you purchase in this offering. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase Common Stock in this offering.

We do not anticipate paying cash dividends and, accordingly, stockholders must rely on share appreciation for any return on their investment.

We currently intend to retain our future earnings, if any, to fund the development and growth of our businesses and do not anticipate that we will declare or pay any cash dividends on our capital stock in the foreseeable future. See the section titled “Dividend Policy” in this prospectus supplement. In addition, our ability to pay dividends is limited by covenants of our existing and outstanding indebtedness and may be limited by covenants of any future indebtedness we incur. As a result, capital appreciation, if any, of our Common Stock will be your sole source of gain on your investment for the foreseeable future. Investors seeking cash dividends should not invest in our Common Stock.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompany prospectus, and any documents we incorporate by reference herein and in the accompanying prospectus, contain certain forward-looking statements that involve substantial risks and uncertainties. All statements contained in this prospectus supplement and accompanying prospectus and any documents we incorporate by reference, other than statements of historical facts, are forward-looking statements including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “target”, “potential”, “will”, “would”, “could”, “should”, “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

●

our ability to raise sufficient funds in order for us to support continued clinical, regulatory and commercial development of our programs and to make contractual future milestone payments, as well as our ability to further raise additional funds in the future to support any future product candidate programs through completion of clinical trials, the approval processes and, if applicable, commercialization;

●	our ability to raise funds on acceptable terms;
●	our ability to find a suitable pharmaceutical partner or partners to further our development efforts, under acceptable financial terms;
●

risks and uncertainties associated with our or any development partners' research and development activities, including preclinical studies, clinical trials, regulatory submissions, and manufacturing and quality expenses;

●	known and unknown risks associated with developing radiopharmaceutical therapeutics and imaging agents and copper-chelating therapies;
●	the uncertainty of timeframes for our clinical trials and regulatory reviews for approval to market products;
●	our ability to address the fulfillment and logistical challenges posed by the potential time-limited shelf-life of our current radiopharmaceutical programs or future drug candidates;
●	our ability to obtain an adequate supply at reasonable costs of radioisotopes that we are currently using or that we may incorporate into our drug candidates;
●	uncertainties related to the regulatory discussions we intend to initiate related to ALXN-1840 and the outcome thereof;
●	delays or additional significant expenses related to developing and filing a New Drug Application (NDA) for ALXN-1840;
●

the rate of market acceptance and competitiveness in terms of pricing, efficacy and safety, of any products for which we receive marketing approval, and our ability to competitively market any such products as compared to larger pharmaceutical companies;

●	the difficulties of commercialization, marketing and product manufacturing and overall strategy;
●	uncertainties of intellectual property position and strategy including new discoveries and patent filings;
●

our ability to attract and retain experienced and qualified key personnel and/or to find and utilize external sources of experience, expertise and scientific, medical and commercialization knowledge to complete product development and commercialization of new products;

●	the risks inherent in our estimates regarding the level of needed expenses, capital requirements and the availability of required additional financing at acceptable terms;
●

the impact of the U.S. Presidential and Congressional election results affecting the economy and future government laws and regulations including increased governmental control of healthcare and pharmaceuticals, resulting in direct price controls driving lower prices, other governmental regulations affecting cost requirements and structures for selling therapeutic or imaging products, and recent governmental legislation affecting other industries which may indirectly increase our costs of obtaining goods and services and our cost of capital;

●	the uncertain impact any resurgence of COVID-19 or another pandemic could have on our ability to advance our clinical programs and raise additional financing;
●

the cumulative impact of domestic and global inflation, volatility in financial markets and/or the potential for an economic recession increasing our costs of obtaining goods and services or making financing more difficult to obtain on acceptable terms or at all;

●

the uncertain impact of the Russia-Ukraine war, the Israel-Hamas war, or any potential future conflicts on our clinical material manufacturing expenses and timelines, as well as on general political, economic, trade and financial market conditions; and

●	uncertainty of our financial projections and operational timelines and the development of new competitive products and technologies.

Although we believe that the risk assessments identified in such forward-looking statements are appropriate, we can give no assurance that such risks will materialize. Any forward-looking statements in this prospectus supplement and the accompanying prospectus reflect our current views with respect to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances projected in this information.

You should read this prospectus supplement and the accompanying prospectus and the documents that we incorporate by reference with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and before estimated offering expenses payable by us, will be approximately $17.9 million. We estimate that the net proceeds from our issuance and sale of the pre-funded warrants in the Private Placement will be approximately $19.7 million, after deducting offering expenses payable by us.

We intend to use the net proceeds of this offering for our operations, including, but not limited to, general corporate purposes, which may include research and development expenditures, clinical trial expenditures, manufacture and supply of product and working capital. The precise amount, use, and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities and/or savings accounts.

DILUTION

If you invest in our Common Stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our Common Stock immediately after this offering.

The net tangible book value of our Common Stock as of September 30, 2024 was $4.9 million, or $1.40 per share, based upon 3,525,079 shares of Common Stock outstanding. Net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the total number of shares of Common Stock outstanding as of September 30, 2024. Based on 5,277,796 shares of Common Stock outstanding as of December 20, 2024, which gives effect to shares of Common Stock issued subsequent to September 30, 2024, primarily as a result of the issuance of shares of Common Stock to Alexion pursuant to the Equity Agreement, the sale of shares of Common Stock in our October registered public offering and the sale of shares of Common Stock in an at-the-market program, our pro forma net tangible book value as of September 30, 2024 was $4.48 per share.

After giving effect to our issuance and sale of 798,655 shares of our Common Stock at the public offering price of $23.79 per share, and after deducting underwriting discounts and commissions, and of pre-funded warrants to purchase 882,761 shares of our Common Stock at a price equal to the public offering price minus $0.001, the exercise price of each pre-funded warrant in the Private Placement, and after deducting estimated offering expenses payable by us, our as adjusted pro forma net tangible book value as of September 30, 2024 would have been $61.1 million, or $10.01 per share. This represents an immediate increase in net tangible book value of $5.53 per share to our existing stockholders and immediate dilution in as adjusted pro forma net tangible book value of $13.78 per share to new investors participating in this offering. Dilution per share to new investors participating in this offering is determined by subtracting as adjusted pro forma net tangible book value per share after this offering from the public offering price per share paid by new investors. The following table illustrates this calculation on a per share basis.

Dilution per share to new investors is determined by subtracting as adjusted net tangible book value per share after this offering from the assumed price per share paid by new investors. The following table illustrates this dilution on a per share basis.

Public Offering Price Per Share		$23.79
Historical Net Tangible Book Value Per Share as of September 30, 2024	$1.40
Pro Forma Net Tangible Book Value per Share as of September 30, 2024	4.48
Increase in Net Tangible Book Value Per Share Attributable to New Investors	5.53
As Adjusted Pro Forma Net Tangible Book Value Per Share After this Offering		10.01
Dilution Per Share to New Investors		$13.78

The discussion and table above assume full exercise of the pre-funded warrants sold in the Private Placement.

The Common Stock outstanding after the offering is based on 5,277,796 shares of our Common Stock outstanding as of December 17, 2024, and includes shares of Common Stock issued in this offering plus additional shares of Common Stock issuable to Alexion pursuant to the Equity Agreement as described above. Such amount excludes, as of such date:

•	47,843 shares of Common Stock issuable upon the vesting of restricted stock units;
•	428,915 shares of Common Stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $19.35 per share; and
•	776,167 shares of Common Stock reserved for future issuance under our 2016 Stock Incentive Plan.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, for use in the operation of our business and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Any future determination to declare and pay dividends will be made at the discretion of our Board and will depend on various factors, including applicable laws, our results of operations, our financial condition, our capital requirements, general business conditions, our future prospects and other factors that our Board may deem relevant. Additionally, our ability to pay dividends on our capital stock could be limited by terms and covenants of any future indebtedness. Investors should not purchase our Common Stock with the expectation of receiving cash dividends.

DESCRIPTION OF CAPITAL STOCK

We have the authority to issue 40,000,000 shares of Common Stock, $0.001 par value. As of December 17, 2024, there were 5,277,796 shares of our Common Stock issued and outstanding.

Common Stock

Voting Rights

The holders of shares of our Common Stock are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. Shares of our Common Stock do not have cumulative voting rights. The election of our Board of Directors (“Board”) is decided by a plurality of the votes cast at a meeting of our stockholders by the holders of stock entitled to vote in the election.

Dividends

Holders of our Common Stock are entitled to receive such dividends as may be declared by our Board out of funds legally available therefor.

Liquidation

Upon our dissolution and liquidation, holders of our Common Stock are entitled to a ratable share of our net assets remaining after payments to our creditors.

Rights and Preferences

Our stockholders have no preemptive rights to acquire additional shares of our Common Stock or other securities. The shares of our Common Stock are not subject to redemption.

Preferred Stock

We have no preferred stock authorized or outstanding.

Anti-Takeover Provisions

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Authorized but Unissued Shares

The authorized but unissued shares of our Common Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of any exchange on which our shares are listed. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Election of Director by Plurality of Shares; Vacancies

Our Amended and Restated By-laws provide that directors will be elected by a plurality of votes cast by the shares present in person or by proxy at a meeting of the stockholders and entitled to vote thereon, a quorum being present at such meeting. There is no cumulative voting, meaning that Directors may be elected with a vote of holders of less than a majority of the outstanding Common Stock.

Our Amended and Restated By-laws also provide that vacancies occurring on our Board may be filled by the affirmative votes of a majority of the remaining members of our Board or by the sole remaining director, and not by our stockholders. Such provisions in our corporate organizational documents and under Delaware law may prevent or frustrate attempts by our stockholders to change our management or hinder efforts to acquire a controlling interest in us. The inability to make changes to our Board could prevent or discourage an attempt to take control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations; Stockholder Action

Our Amended and Restated By-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our Board. Stockholders at a special meeting may only consider matters set forth in the notice of the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that may be favored by the holders of a majority of our outstanding voting securities.

Super Majority Voting

The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our Amended and Restated By-laws may be amended or repealed by a majority vote of our Board or the affirmative vote of the holders of at least a majority of the votes that all our stockholders would be entitled to cast in any election of Directors.

Registration Rights

We are subject to an agreement with Gem Pharmaceuticals, LLC and Tactic Pharma, LLC obligating us to file a Form S-3 or other appropriate form of registration statement covering the resale of any of our Common Stock by Gem Pharmaceuticals, LLC or Tactic Pharma, LLC, upon their direction. Through the date hereof, Gem Pharmaceuticals, LLC and Tactic Pharma, LLC have not required us to file such a resale registration statement, although there can be no assurance we will not be required to do so in the future.

Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “MNPR.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is VStock Transfer, LLC (“VStock”). VStock’s address is 18 Lafayette Place, Woodmere, NY 11598.

UNDERWRITING

Piper Sandler & Co. is acting as the bookrunning manager and representative for the underwriters for this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to a Current Report on Form 8-K to be incorporated into the registration statement to which this prospectus supplement and the accompanying prospectus constitute a part, with respect to the shares being offered, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of Common Stock shown opposite its name below:

Underwriters	Number of Shares
Piper Sandler & Co.	798,655
Total	798,655

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the shares, and subject to other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts and Commissions

The underwriters have advised us that they propose initially to offer the shares to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.85644 per share. After the initial offering of the shares, the public offering price, concession or any other term of this offering may be changed by the underwriters.

The following table shows the initial public offering price, underwriting discounts and commissions and proceeds, before expenses, to us.

	Per share	Total
Public offering price	$23.7900	$19,000,002.45
Underwriting discounts and commissions	$1.4274	$1,140,000.15
Proceeds to Monopar, before expenses	$22.3626	$17,860,002.30

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $150,000. We also have agreed to reimburse the underwriters for reasonable expenses in an amount up to $40,000.

No Sales of Similar Securities

We and, our executive officers and directors have agreed not to sell or transfer any Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, for 60 days after the date of this prospectus supplement without first obtaining the written consent of Piper Sandler & Co. Specifically, we have agreed, with certain limited exceptions, including the transactions contemplated by the Private Placement and the registration of the shares underlying the pre-funded warrants, not to directly or indirectly:

●	offer, pledge, sell or contract to sell any Common Stock;
●	sell any option or contract to purchase any Common Stock;
●	purchase any option or contract to sell any Common Stock;
●	grant any option, right or warrant for the sale of any Common Stock;
●	otherwise dispose of or transfer any Common Stock;
●	request or demand that we file a registration statement related to the Common Stock; or
●

enter into any swap or other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of any Common Stock, whether any such swap, agreement or transaction is to be settled by delivery of shares or other securities, in cash or otherwise;

●	publicly disclose an intention to do any of the foregoing.

The lock-up provisions apply to Common Stock and to securities convertible into or exchangeable or exercisable for Common Stock. They also apply to common stock owned now or acquired later by the person executing the lock-up agreement or for which the person executing the lock-up agreement later acquires the power of disposition.

Nasdaq Capital Market Listing

Our Common Stock trades on the Nasdaq Capital Market under the symbol “MNPR.” On December 19, 2024, the last reported sale price of our Common Stock was $23.79 per share.

Electronic Distribution

In connection with this offering, the underwriters may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters have engaged in and may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses. Piper Sandler & Co. is acting as placement agent in connection with the Private Placement and the Company has agreed to pay a customary placement fee to Piper Sandler & Co. in connection therewith.

In addition, in the ordinary course of their business activities, the underwriters may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Baker & Hostetler, LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Duane Morris LLP.

EXPERTS

The consolidated financial statements of Monopar Therapeutics Inc. as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, incorporated in prospectus supplement by reference to its Annual Report on Form 10-K for the year ended December 31, 2023, have been so incorporated in reliance on the report of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a shelf registration statement on Form S-3 under the Securities Act with respect to the Common Stock we are offering by this prospectus supplement. This prospectus supplement does not contain all of the information included in the registration statement. For further information pertaining to us and our Common Stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in prospectus supplement to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We file annual, quarterly and current reports, information statements and proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement of which this prospectus supplement forms a part, at the SEC’s website at www.sec.gov. We also maintain a website at http://www.monopartx.com. You may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10- Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus supplement.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement. We incorporate by reference into this prospectus supplement and the registration statement of which it and the accompanying prospectus are a part the information and documents listed below that we have filed with the SEC:

●	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on November 8, 2024;

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 9, 2024;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 9, 2024;

●	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 28, 2024 (the “2023 Form 10-K”);

●

our Current Reports on Form 8-K, filed with the SEC on February 28, 2024, May 24, 2024, August 9, 2024, October 24, 2024 and October 30, 2024, to the extent the information in such reports is filed and not furnished; and

●

the description of our Common Stock contained in our Registration Statement on Form 8-A, registering our Common Stock under Section 12(b) under the Exchange Act, filed with the SEC on September 30, 2019, as supplemented by the “Description of Capital Stock” beginning on page S-13 of this prospectus supplement and including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of the Common Stock made by this prospectus supplement and will become a part of this prospectus supplement from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus supplement. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus supplement and the accompanying prospectus are delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus supplement but not delivered with the prospectus supplement, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to Monopar Therapeutics Inc., Attention: Corporate Secretary, 1000 Skokie Blvd., Suite 350, Wilmette, IL 60091. Our phone number is (847) 388-0349. You may also view the documents that we file with the SEC and incorporate by reference in this prospectus supplement on our corporate website at www.monopartx.com. The information on our website is not incorporated by reference and is not a part of this prospectus supplement.

PROSPECTUS

$100,000,000

Common Stock

We may offer and sell an indeterminate number of shares of our Common Stock from time to time under this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

We may offer our Common Stock in one or more offerings in amounts, at prices, and on terms determined at the time of the offering. We may sell our Common Stock through agents we select or through underwriters and dealers we select. If we use agents, underwriters or dealers, we will name them and describe their compensation in a prospectus supplement.

This prospectus provides a general description of our Common Stock that we may offer. Each time we sell our Common Stock, we will provide specific terms of the Securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our Common Stock. This prospectus may not be used to consummate a sale of our Common Stock unless accompanied by the applicable prospectus supplement.

Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our common stock in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. As of December 15, 2022, the aggregate market value of our outstanding common stock held by non- affiliates, or public float, was approximately $20,041,719, based on 4,524,090 shares of our outstanding common stock that were held by non-affiliates on such date and a price of $4.43 per share, which was the price at which our common stock was last sold on the Nasdaq Capital Market on November 8, 2022, calculated in accordance with General Instruction I.B.6 of Form S-3. Our Common Stock is listed for trading on the Nasdaq Capital Market under the symbol “MNPR.”

We sold aggregate gross proceeds of $174,929 of our Common Stock pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

Investing in our Common Stock involves significant risks. See “Risk Factors” included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 4, 2023

SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our Common Stock. For a more complete understanding of our Company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information incorporated by reference into this prospectus, and the information referred to under the heading “Risk Factors” in this prospectus beginning on page 2, and in the documents incorporated by reference into this prospectus.

Overview

We are a clinical stage biopharmaceutical company focused on developing proprietary therapeutics designed to extend life or improve quality of life for cancer patients. We are building a drug development pipeline through the licensing and acquisition of oncology therapeutics in late preclinical and clinical development stages. We leverage our scientific and clinical experience to help reduce the risk and accelerate the clinical development of our drug product candidates.

During 2022, we made significant strides in our clinical development programs and completed enrollment of the Phase 2b portion of our global Phase 2b/3 clinical trial of our lead product candidate, Validive (clonidine hydrochloride mucobuccal tablet; clonidine HCI MBT), for the prevention of chemoradiotherapy (“CRT”)-induced severe oral mucositis (“SOM”) in patients with oropharyngeal cancer (“VOICE” trial). We also continue to enroll and treat patients in a U.S.-based open-label, Phase 1b clinical trial of camsirubicin for the treatment of advanced soft tissue sarcoma (“ASTS”). We also continue to move forward with our preclinical programs, which include MNPR-101 RIT, a radioimmunotherapeutic (“RIT”) based on MNPR-101, a urokinase plasminogen activator receptor (“uPAR”)-targeted antibody, which continues development for the potential treatment of cancer and severe COVID-19 in collaboration with our partner, NorthStar Medical Radioisotopes, LLC and MNPR-202, an analog of camsirubicin designed to potentially treat doxorubicin- and camsirubicin-resistant cancers which is being tested in preclinical models by our collaborator, the Cancer Science Institute of Singapore at the National University of Singapore.

To complete the VOICE clinical program, including, if required, completing a second Phase 3 confirmatory clinical trial, we will require additional funding in the millions or tens of millions of dollars (depending on if we have consummated a collaboration or partnership or neither for Validive) which we are planning to pursue within the next 12 months. We also require additional funding to continue to develop camsirubicin through and beyond our ongoing Phase 1b clinical trial and to further fund our current and future product pipeline.

Our principal executive offices are located at 1000 Skokie Blvd, Suite 350, Wilmette, IL 60091. Our telephone number is (847) 388-0349.

RISK FACTORS

You should consider carefully the risks discussed under the section captioned “Risk Factors” contained in our annual report on Form 10-K for the year ended December 31, 2021 and in our subsequent quarterly reports on Form 10-Q, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of which is incorporated by reference in this prospectus in its entirety, together with other information in this prospectus, and the information and documents incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in our securities. If any of these events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment.

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

In this prospectus, unless the context suggests otherwise, references to “Monopar Therapeutics,” “Monopar,” the “Company,” “we,” “us” and “our” refer to Monopar Therapeutics Inc.

This prospectus is part of a “shelf” registration statement. By using a shelf registration statement, we may sell our Common Stock, as described in this prospectus, from time to time in one or more offerings. Each time we sell our Common Stock, we will provide a prospectus supplement to this prospectus that contains specific information about the terms of such offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing our Common Stock, you should carefully read both this prospectus and any prospectus supplement, together with the additional information incorporated into this prospectus or described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell our Common Stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, and have incorporated by reference, is accurate only as of the date on the front cover of this prospectus, or when such document was filed with the Securities and Exchange Commission (“SEC”). Our business, financial condition, results of operations and prospects may have changed since the relevant date.

Neither we, nor any of our officers, directors, agents, representatives or underwriters, make any representation to you about the legality of an investment. You should not interpret the contents of this prospectus, any prospectus supplement, or any free writing prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our Common Stock.

We will not use this prospectus to offer and sell our Common Stock unless it is accompanied by a prospectus supplement that more fully describes the terms of the offering.

FORWARD-LOOKING STATEMENTS

This Prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Act”) and Section 21E of the 34 Act. All statements other than statements of historical facts included in this Prospectus are forward-looking statements. The words “hopes,” “believes,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “expects,” “intends,” “may,” “could,” “should,” “would,” “will,” “continue,” and similar expressions are intended to identify forward-looking statements. The following uncertainties and factors, among others, could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements:

●

our ability to raise sufficient funds within the next 12 months in order for us to (1) complete the Phase 3 portion of our ongoing Validive Phase 2b/3 clinical trial and, if required, complete a second confirmatory Phase 3 clinical trial, (2) continue the clinical development of camsirubicin through and beyond our ongoing Phase 1b dose escalation clinical trial, (3) support further development of potential MNPR-101-derived radioimmunotherapeutics (RITs) and companion diagnostics to treat cancer and severe COVID-19 (patients with SARS-CoV-2 infection), and (4) support further development of MNPR-101, MNPR-202 and related compounds; as well as our ability to further raise additional funds in the future to support any future product candidate programs through completion of clinical trials, and our current and future product candidate programs through the approval processes and, if applicable, commercialization;

●	our ability to find a suitable pharmaceutical partner or partners to further our development efforts, under acceptable financial terms;

●	risks and uncertainties associated with our research and development activities, including our clinical trials, regulatory submissions, and manufacturing and quality activities;

●	estimated timeframes for our clinical trials and regulatory reviews for approval to market products are uncertain;

●

the rate of market acceptance and competitiveness in terms of pricing, efficacy, and safety, of any products for which we receive marketing approval, and our ability to competitively market any such products as compared to larger pharmaceutical firms;

●	the difficulties of commercialization, marketing, distribution and product manufacturing and overall strategy;

●	uncertainties of intellectual property position and strategy including new discoveries and patent filings;

●

our ability to attract and retain experienced and qualified key personnel and/or to find and utilize external sources of experience, expertise and scientific, medical and commercialization knowledge to complete product development and commercialization of new products;

●	the risks inherent in our estimates regarding the level of needed expenses, capital requirements and the availability and timing of required additional financing at acceptable terms;

●

the impact of government laws and regulations including increased governmental control of healthcare and pharmaceuticals, resulting in direct price controls driving lower prices, other governmental regulations affecting cost requirements and structures for selling therapeutic products, and recent governmental legislation affecting other industries which may indirectly increase our costs of obtaining goods and services;

●	the uncertain impact of the COVID-19 pandemic on our ability to advance our clinical programs and raise additional financing;

●	the cumulative impact of domestic and global inflation or the potential for an economic recession increasing our costs of obtaining goods and services;

●	the uncertain impact of the Russia-Ukraine conflict on our clinical material manufacturing expenses and timeline, as well as on general economic, trade and financial market conditions; and

●	uncertainty of our financial and operational projections and the timelines for development of new competitive products and technologies.

Although we believe that the expectations reflected in such forward-looking statements are appropriate, we can give no assurance that such expectations will be realized. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements above and made elsewhere in this prospectus and future supplemental prospectuses. We undertake no obligation to update any statements made in this Prospectus or elsewhere, including without limitation any forward-looking statements, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

DESCRIPTION OF CAPITAL STOCK

We have the authority to issue 40,000,000 shares of Common Stock, $0.001 par value. As of December 15, 2022, there were 12,920,308 shares of our Common Stock issued and outstanding.

We have reserved 3,100,000 shares of our Common Stock for issuance under our 2016 Stock Incentive Plan, as amended (the “Plan”), and as of December 15, 2022, we have outstanding stock options to purchase up to 1,642,950 shares of our Common Stock, 307,202 of unvested restricted stock units and 2,790,434 shares of our Common Stock available for future stock awards under the Plan.

Common Stock

Voting Rights

The holders of shares of our Common Stock are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. Shares of our Common Stock do not have cumulative voting rights. The election of our Board of Directors (“Board”) is decided by a plurality of the votes cast at a meeting of our stockholders by the holders of stock entitled to vote in the election.

Dividends

Holders of our Common Stock are entitled to receive such dividends as may be declared by our Board out of funds legally available therefor.

Liquidation

Upon our dissolution and liquidation, holders of our Common Stock are entitled to a ratable share of our net assets remaining after payments to our creditors.

Rights and Preferences

Our stockholders have no preemptive rights to acquire additional shares of our Common Stock or other securities. The shares of our Common Stock are not subject to redemption.

Preferred Stock

We have no preferred stock authorized or outstanding.

Anti-Takeover Provisions

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board or unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger or consolidation involving us and the "interested stockholder" and the sale of more than 10% of our assets. In general, an "interested stockholder" is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Authorized but Unissued Shares

The authorized but unissued shares of our Common Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of any exchange on which our shares are listed. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Election of Director by Plurality of Shares; Vacancies

Our Amended and Restated By-laws provide that directors will be elected by a plurality of votes cast by the shares present in person or by proxy at a meeting of the stockholders and entitled to vote thereon, a quorum being present at such meeting. There is no cumulative voting, meaning that Directors may be elected with a vote of holders of less than a majority of the outstanding common stock.

Our Amended and Restated By-laws also provide that vacancies occurring on our Board may be filled by the affirmative votes of a majority of the remaining members of our Board or by the sole remaining director, and not by our stockholders. Such provisions in our corporate organizational documents and under Delaware law may prevent or frustrate attempts by our stockholders to change our management or hinder efforts to acquire a controlling interest in us. The inability to make changes to our Board could prevent or discourage an attempt to take control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations; Stockholder Action

Our Amended and Restated By-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our Board. Stockholders at a special meeting may only consider matters set forth in the notice of the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that may be favored by the holders of a majority of our outstanding voting securities.

Super Majority Voting

The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our Amended and Restated By-laws may be amended or repealed by a majority vote of our Board or the affirmative vote of the holders of at least a majority of the votes that all our stockholders would be entitled to cast in any election of Directors.

Registration Rights

We are subject to an agreement with TacticGem, LLC (“TacticGem”), our largest stockholder, which obligates us to file a Form S-3 or other appropriate form of registration statement covering the resale of any of our Common Stock by TacticGem, or its members Gem Pharmaceuticals, LLC, or Tactic Pharma, LLC, upon direction by TacticGem at any time after we have been subject to the reporting requirements of the 1934 Act for at least twelve months (the “Initial Holding Period”). We are required to use our best efforts to have such registration statement declared effective as soon as practical after it is filed. In the event that such registration statement for resale is not approved by the SEC, and TacticGem submits a written request, we are required to prepare and file a registration statement on Form S-1 registering such Common Stock for resale and to use our best efforts to have such registration statement declared effective as soon as practical thereafter. After registration, pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act other than pursuant to restrictions on affiliates under Rule 144.

Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “MNPR.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is VStock Transfer, LLC (“VStock”). VStock’s address is 18 Lafayette Place, Woodmere, NY 11598.

PLAN OF DISTRIBUTION

We may sell our Common Stock covered in this prospectus in any of three ways (or in any combination):

●	through underwriters or dealers;

●	directly to a limited number of purchasers or to a single purchaser; or

●	through agents.

The distribution of our Common Stock may be effected from time to time in one or more transactions:

●	at market prices prevailing at the time of sale;

●	at prices related to such prevailing market prices; or

●	at negotiated prices.

Each time that we use this prospectus to sell our Common Stock, we will also provide a prospectus supplement that contains the specific terms of the offering. The prospectus supplement will set forth the terms of the offering of our Common Stock, including:

●	the name or names of any underwriters, dealers or agents and the amounts of any of our Common Stock underwritten or purchased by each of them; and

●	the public offering price of our Common Stock and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of our Common Stock, our Common Stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Our Common Stock may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase our Common Stock will be subject to certain conditions precedent. The underwriters may be obligated to purchase all of our Common Stock if they purchase any of our Common Stock.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our Common Stock and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our Common Stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell our Common Stock not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell our Common Stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use our Common Stock pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of our Common Stock, and may use our Common Stock received from us in settlement of those derivatives to close out any related open borrowings of our Common Stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

LEGAL MATTERS

Certain legal matters will be passed upon for us by Baker & Hostetler, LLP, Columbus, Ohio.

EXPERTS

The consolidated financial statements of Monopar Therapeutics Inc. as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, incorporated in this Prospectus by reference to its Annual Report on Form 10-K for the year ended December 31, 2021, have been so incorporated in reliance on the report of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC this shelf registration statement on Form S-3 under the Securities Act with respect to our Common Stock we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our Common Stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We file annual, quarterly and current reports, information statements and proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. We also maintain a website at http://www.monopartx.com. You may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10- Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus or the accompanying prospectus supplement.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information and documents listed below that we have filed with the SEC (Commission File No. 000- 55866):

●	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 10, 2022;

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on August 11, 2022;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 12, 2022;

●	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 24, 2022 (“2021 Form 10-K”);

●

the information specifically incorporated by reference into our 2021 Form 10-K from our Proxy Statement regarding our Annual Meeting of Stockholders on June 28, 2022, on DEF14A, filed with the SEC on April 29, 2022;

●	our Current Reports on Form 8-K, filed with the SEC on April 1, 2022, April 20, 2022, and June 30, 2022, to the extent the information in such reports is filed and not furnished; and

●

the description of our Common Stock contained in our Registration Statement on Form 8-A, registering our Common Stock under Section 12(b) under the Exchange Act, filed with the SEC on September 30, 2019, as supplemented by the "Description of Capital Stock" beginning on page 5 of this prospectus and including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to Monopar Therapeutics, Inc., Attention: Corporate Secretary, 1000 Skokie Blvd., Suite 350, Wilmette, IL 60091. Our phone number is (847) 388-0349. You may also view the documents that we file with the SEC and incorporate by reference in this Prospectus on our corporate website at www.monopartx.com. The information on our website is not incorporated by reference and is not a part of this prospectus.

798,655 Shares of Common Stock

PROSPECTUS SUPPLEMENT

Piper Sandler & Co.

The date of this Prospectus Supplement is December 20, 2024